                                                                     Exhibit 2.3
                           ASSET PURCHASE AGREEMENT



                                    between



                        ROB BALLARD AND SABRINA BALLARD
                       d/b/a NORTHWEST GEORGIA INTERNET
                                  ("Seller")


                        NEW MILLENIUM MULTIMEDIA, INC.
                                 ("Purchaser")

                                      and


                            GRACE DEVELOPMENT, INC.



                            Dated: November 8, 1999

                            ASSET PURCHASE AGREEMENT
                            ------------------------

                               TABLE OF CONTENTS
                               -----------------

1.     DEFINITIONS.......................................................   2

2.     PURCHASE AND SALE OF ASSETS.......................................   2

       2.1   Sale of Assets..............................................   2
       2.2   No Assumption of Liabilities................................   2
       2.3   Assets and Liabilities as of the Closing Date...............   3
       2.4   Purchase Price..............................................   3
       2.5   Telephone and Other Numbers.................................   3
       2.6   Other Instruments...........................................   3
       2.8   Allocation of Purchase Price................................   3
       2.7   [Omitted]
       2.9   Prorations..................................................   4
       2.10  Employment Agreements.......................................   4

3.     SELLER'S REPRESENTATIONS AND WARRANTIES...........................   4

       3.1   Organization................................................   4
       3.2   Due Authorization...........................................   4
       3.3   No Default..................................................   4
       3.4   Licenses and Regulations....................................   5
       3.5   No Collective Bargaining....................................   5
       3.6   Title to Assets.............................................   5
       3.7   Condition of Assets.........................................   5
       3.8   Taxes.......................................................   5
       3.9   Financial Statements........................................   6
       3.10  Litigation; Judgments.......................................   6
       3.11  Contracts and Agreements....................................   6
       3.12  No Violation of Law.........................................   7
       3.13  Material Changes............................................   7
       3.14  Insurance...................................................   7
       3.15  Consents....................................................   7
       3.16  Environmental, Health and Safety Laws.......................   8
       3.17  Employee Benefits...........................................   8
       3.18  Employees...................................................   9
       3.19  Representations and Warranties..............................   9
       3.20  Books and Records...........................................   9

4.     PURCHASER'S REPRESENTATIONS AND WARRANTIES........................   9

       4.1   Organization................................................   9
       4.2   Due Authorization...........................................  10
       4.3   No Litigation...............................................  10
       4.4   Binding Effect; Authority...................................  10
       4.5   Representations and Warranties..............................  10

5.     REPRESENTATIONS AND WARRANTIES OF GDI.............................  10

       5.1   Organization; Power; Qualification..........................  10
       5.2   Authority...................................................  11
       5.3   Consents....................................................  11
       5.4   GDI Shares..................................................  11
       5.5   Capitalization..............................................  11
       5.6   Litigation..................................................  11
       5.7   SEC Filings.................................................  12
       5.8   Correctness of Representations..............................  12

 6.    SURVIVAL AND INDEMNIFICATION......................................  12

       6.1   Survival....................................................  12
       6.2   Indemnification.............................................  12
       6.3   No Brokers..................................................  12

7.     CLOSING...........................................................  13

       7.1   Date and Place of Closing...................................  13
       7.2   Seller's Obligations at Closing.............................  13
       7.3   Purchaser's Obligations at Closing..........................  13

8.     GENERAL PROVISIONS................................................  14

       8.1   Termination of Employees....................................  14
       8.2   No Waivers..................................................  14
       8.3   Assignment..................................................  14
       8.4   Binding Agreement...........................................  14
       8.5   Severability................................................  14
       8.6   Time of Essence.............................................  14
       8.7   Captions Headings...........................................  14
       8.8   Entire Agreement............................................  14
       8.9   Notices.....................................................  14
       8.10  Remedies Cumulative and Nonexclusive........................  15
       8.11  Governing Law...............................................  15
       8.12  Pronouns....................................................  15

       8.13  References to Other Documents...............................  15
       8.14  Counterparts................................................  16
       8.15  Expenses....................................................  16
       8.16  Bulk Sales..................................................  16

                                   EXHIBITS
                                   --------


       "A"  Assets

       "B"  Premises Lease

       "C"  Personal Property Leases

       "D"  List of Assumed Liabilities

       "E"  Form of Employment Agreement

       "F"  Financial Statements


                                   SCHEDULES
                                   ---------

       3.6  Exceptions to Title to Assets

       3.11 Contracts

       3.17 Benefit Plans

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     ASSET PURCHASE AGREEMENT (the "Agreement") made this 1st day of October ___, 1999, by and between ROB BALLARD AND SABRINA BALLARD, D/B/A NORTHWEST GEORGIA INTERNET ("Seller"), and NEW MILLENIUM MULTIMEDIA, INC., a Georgia corporation ("Purchaser"), and GRACE DEVELOPMENT, INC., a Colorado corporation ("GDI").

                                  WITNESSETH:

     WHEREAS, Seller has agreed to sell and Purchaser has agreed to buy certain assets of the business owned and operated by Seller which consists of the sale of Internet services that support multiple telecommunications services (the "Business"), the same being located _____________________________, Georgia (the "Premises"); and

     WHEREAS, GDI owns 100% of the issued and outstanding stock of Purchaser.

     NOW THEREFORE, for and in consideration of the mutual promises and covenants undertaken herein, Seller, Purchaser and GDI (collectively, the "Parties" and each individually as "Party") do hereby agree as follows:

                                1.  DEFINITIONS
                                    -----------

     As used herein, the following terms shall have the following meanings unless the context otherwise requires:

     1.1 "Assets" shall mean all of the assets referred to in Section 2.1 hereof.

     1.2 "Closing" shall mean the simultaneous execution of this Agreement and consummation of the transactions contemplated herein, as described in Section 6 hereof.

     1.3 "Closing Date" shall mean the date on which Closing shall occur, which date shall be of equal date herewith.

     1.4 "Employment Agreements" shall mean the employment agreements substantially in the form of Exhibit "E" and referred to in Section 2.10 hereof.

     1.5 "Premises" shall mean the leased premises occupied by Seller and identified on Exhibit "B" attached hereto.

     1.6  "Purchase Price" shall mean the purchase price payable pursuant to
Section 2.2 hereof.

     1.7 "Seller" shall mean, jointly and severally, and individually and collectively, Rob Ballard and Sabrina Ballard, d/b/a Northwest Georgia Internet.

                        2.  PURCHASE AND SALE OF ASSETS
                            ---------------------------

     2.1   Sale of Assets.
           --------------

           (a) Upon the terms and conditions set forth herein, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, certain of the assets of Seller's Business (collectively the "Assets"), including, but not limited to: (i) property and equipment listed or referred to on Exhibit "A" attached hereto and incorporated herein by this reference; (ii) any other equipment, fixed assets, machinery, appliances, computer programs, licenses for software, intangible property, furniture, furnishings, computers, and fixtures, wherever situated and owned or leased by the Seller and relating to the Business; (iii) supply information, customer lists, telephone numbers, books, records and other information used or useful in the Business, wherever situated; (iv) deferred charges, advance payments, prepaid items, rights of offset and credits, of all kinds; (v) all licenses, permits, authorizations, and other rights or privileges relating to the operation of the Business, to the extent assignable; (vi) all right, title and interest of Seller in the Premises lease described on Exhibit "B" attached hereto (the "Premises Lease"); (vii) all right, title and interest of Seller in those certain leases relating to the Business identified on Exhibit "C" attached hereto (collectively, the "Leases"); and (vii) all of Seller's right, title and interest in the name "Northwest Georgia Internet" and any variations thereof, and all other trade names, domain names, websites, copyrights, or any applications therefor, and all other intangible assets owned or leased by the Seller and relating to the Business.

           (b) Seller shall retain all cash and employee receivables in existence as of the Closing Date.

     2.2   No Assumption of Liabilities.
           ----------------------------

           (a) Purchaser shall not assume or be obligated to pay or discharge any liabilities, debts or obligations of Seller, including, but not limited to, payroll, employee compensation, benefit plan obligations or any type of taxes of Seller except for those specific liabilities listed on Exhibit "D" attached hereto and made a part hereof, which shall be collectively referred to herein as the "Assumed Liabilities". In addition, Purchaser shall not assume or be obligated to pay or discharge Seller's obligations under any contracts, leases or obligations, other than the Premises Lease or the Leases. All liabilities not expressly assumed by Purchaser shall be the sole responsibility of Seller. Without limiting the foregoing, all trade and other obligations of Seller, including any amounts owed to AT&T for "800" service shall be fully paid and satisfied on or before the Closing Date.

           (b) None of the debts, liabilities and obligations of Purchaser hereunder shall be expanded, increased, broadened or enlarged as to the rights or remedies of third parties against Purchaser as compared to the rights or remedies which such third parties would have had against Seller had the acquisition of the Assets not taken place. Nothing contained herein shall be deemed to foreclose or prevent Purchaser from contesting in good faith any of Seller's or Purchaser's duties and liabilities to third parties.

     2.3  Assets and liabilities as of the Closing Date.
          ---------------------------------------------

     The Assets to be sold and purchased hereunder, and the Assumed Liabilities, shall all be determined on as of the Closing Date. All of the Exhibits setting forth such Assets and Assumed Liabilities shall be amended and updated to and through the Closing Date.

     2.4  Purchase Price.
          --------------

          (a)  Amount. The purchase price for the Assets ("Purchase Price")
               ------
shall be paid in full, at Closing, as follows: (i) $160,000 in cash; and (ii) the issuance to Seller by GDI of 25,000 fully paid and non-assessable shares (the "Shares) of the common stock, no par value of GDI ("GDI Common Stock").

          (b)  Seller Representations. Seller understands acknowledges and
               ----------------------
agrees that the GDI Shares to be issued to Seller in connection with the transactions contemplated herein will not be registered for sale under the Securities Act of 1933, as amended (the "Act"), or any state securities laws (collectively, with the Act, the "Securities Laws") and will be issued in reliance upon certain exemptions from the registration requirements of the Securities Laws. In connection therewith, Seller hereby represents and warrants that: (i) Seller is acquiring the GDI Shares for Seller's own account, for investment purposes only and with no view to the resale or other distribution thereof; (ii) Seller understands that Seller must hold the GDI Shares indefinitely unless and until they are subsequently registered for sale under the Securities Laws or appropriate exemptions for resale are then available, including limited resales permitted under Rule 144; (iii) GDI is under no obligation to register any of the GDI Shares for sale under the Securities Laws or to make Rule 144 available for resale of any GDI Shares; (iv) Seller has evaluated the merits and risks associated with acquiring the GDI Shares as contemplated herein and has conducted such inquiries and investigation of GDI as Seller has deemed necessary or appropriate in order to evaluate this investment' and (v) a legend relating to the restrictions on transferability referred to herein will be placed on certificates for the GDI Shares.

     2.5  Telephone and Other Numbers.  Seller shall exercise its best efforts
          ---------------------------
to transfer to Purchaser Seller's telephone numbers for the Business, any Ip numbers used in the Business, any domain names owned or used by Seller in the Business and any similar assets.

     2.6  Other Instruments.  Seller agrees from time to time to execute and
          -----------------
deliver to Purchaser (or its designee) such other documents, instruments and writings as may be reasonably requested by Purchaser or its counsel to give full effect to the transaction described in this Agreement.

     2.7  [Omitted]
          ---------

     2.8  Allocation of Purchase Price. The Purchase Price will be allocated to
          ----------------------------
the various Assets as directed by Purchaser, and Seller agrees to report such allocation to the Internal Revenue Service.

     2.9  Prorations. All rents, charges, fees and expenses relating to the
          ----------
Business shall be prorated as of the Closing Date, with all such expenses for the period of time prior to the Closing Date to be paid by Seller.

     2.10 Employment Agreements.  At Closing, Rob Ballard and Sabrina Ballard
          ---------------------
shall enter into Employment Agreements with Purchaser substantially in the form of Exhibit "E" hereto which shall contain non-competition provisions satisfactory to Purchaser.


                  3.  SELLER'S REPRESENTATIONS AND WARRANTIES
                      ---------------------------------------

     Seller hereby represents and warrants to Purchaser and GDI as follows:

     3.1  Organization.  Seller is a sole proprietorship organized and
          ------------
validly existing under the laws of the State of Georgia and has full power and authority (i) to own or lease the Premises and to carry on the Business as it is now being conducted, (ii) to enter into this Agreement and to sell, convey, transfer, assign and deliver the Assets to the Purchaser as provided herein, and
(iii) to carry out the other transactions and agreements contemplated hereby.

     3.2  Due Authorization.  Seller has full power and legal capacity to
          -----------------
execute and deliver this Agreement and to perform Seller's obligations hereunder. The execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of the Seller. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller, fully enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Seller;
(ii) except where consent is required and obtained, result in any breach of or default under any mortgage, lease, promissory note, contract, purchase order, indenture, trust or other instrument or written agreement which is either binding upon or enforceable against the Seller , including the Premises Lease and the Leases.

     3.3  No Default.  The Seller is not in default with respect to any
          ----------
material liabilities or obligations which are related to the Assets or the Business, and all such liabilities or obligations incurred or accrued have been paid and discharged as they become due and all such liabilities and obligations have been, as of and through the Closing Date, incurred in and ordinary course of business. All taxes, wages, utilities, rent on the Premises and operation of the Business through the Closing are current and not past due. The transactions contemplated by this Agreement neither violate nor otherwise give rise to any claim or cause of action under Sections 544 or 548 of the United States Bankruptcy Code or O.C.G.A. Sections 18-2-20 et. seq.
                          --  ---

     3.4  Licenses and Regulations.  All licenses required in the present
          ------------------------
operation of the Business are current and valid. Seller is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, the Premises and the operation of the Business. Seller has not received any notice of violation of any applicable zoning regulation, ordinance, regulation or requirement relating to its operations or properties, whether owned or leased, and there is no such violation or grounds therefor which could adversely affect the operation of the Business.

     3.5  No Collective Bargaining.  Seller is not bound by any collective
          ------------------------
bargaining agreement or any other employment contract.

     3.6  Title to Assets.  Except as otherwise set forth on Schedule 3.6,
          ---------------
Seller is the sole and exclusive owner of and has good and marketable title to all of the Assets, free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever.

     3.7  Condition of Assets.  All of the Assets are in normal operating
          -------------------
condition and reasonable state of repair, subject only to ordinary wear and tear and are all of the assets necessary for the conduct of the Business as presently conducted.

     3.8  Taxes.
          -----

          (a) As of the Closing Date, Seller has no liability (other than has been accrued for on its financial statements) for unpaid federal, foreign, state, local, income taxes, sales or use taxes, payroll or other employer-related taxes for which Seller may be liable in its own right or as transferee or successor to or from any other corporation, person, association, partnership, joint venture or other entity. In addition, on the date hereof Seller has filed or will have filed all federal, foreign, state, county and local income, franchise, sales, payroll and other employer-related, property and other tax returns or reports required to be filed, and all of such returns or reports are or will be true and correct in all material respects.

          (b) Notwithstanding anything herein to the contrary, all income, franchise, property, ad valorem, sales or use tax liabilities due by Seller relating to the Assets prior to the Closing Date shall be the sole and absolute responsibility of Seller.

          (c) All monies required to be withheld by Seller from its employees for income taxes, social security and unemployment insurance taxes or other similar charges or assessments have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose. Seller has paid any and all amounts due to any governmental agency, bureau, board or department for worker's compensation insurance or claims, and there are no pending or to the best of Seller's knowledge, threatened investigations, proceedings, audits, deficiencies or assessments, with respect to worker's compensation matters of Seller.

          (d) All tax returns of Seller delivered to Purchaser (including, but not limited to, the Federal income tax return for 1998) are true and correct and present fairly the financial position of Seller and are in accordance with the books and records of Seller.

     3.9  Financial Statements.
          --------------------

          (a) Seller has delivered to Purchaser the Financial Statements listed on Exhibit "F" attached hereto and incorporated by reference (the "Historical Financial Statements") and an interim balance sheet and related statement of income of Seller as of September 30, 1999 (the "Interim Financial Statements"). The Historical Financial Statements and the Interim Financial Statements are collectively referred to herein as the "Financial Statements";

          (b) The Financial Statements present fairly the financial condition of the Seller as at and for the periods indicated therein and have been prepared from the books and records of the Seller and are true, complete and correct and have been prepared on a consistent basis;

          (c) The Financial Statements show or reflect all known assets and liabilities of the Seller and the reserves, if any, contained therein are adequate for all known or anticipated losses;

          (d) The Financial Statements do not contain any material special or non-recurring items of income or expense during the periods covered thereby or any write up or evaluation of any assets; and

          (e) The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.


     3.10 Litigation; Judgments.  There are not now any pending or to the best
          ---------------------
knowledge of Seller, threatened, any suits, actions or litigation, or administrative, arbitration or other proceedings, governmental investigations or, inquiries, affecting the Business or the Assets or any change in the environmental, or other laws, regulations or ordinances, affecting the Business or the Assets, at law or in equity, or both, or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might, individually or in the aggregate, adversely affect the Business or the Assets. There are no unsatisfied judgments against Seller or decrees, orders, writs or injunctions to which the Business or the Assets are subject.

     3.11 Contracts and Agreements.  All contracts, leases, understandings or
          ------------------------
agreements relating to the Business to which Seller is a party or by which Seller is bound with respect to the Business or the Assets (including the Premises Lease and the Leases) are listed in Schedule 3.11.

All of such contracts, leases, understandings and agreements are valid and binding and in full force and effect and are fully assignable to Purchaser without the necessity of any consents. Seller is not in default in connection with any indebtedness or under any contract, lease, agreement or other commitment relating to the Business or the Assets to which it is a party, and Seller has not received any notice claiming a default thereto, and each contract or commitment relating to the Business or the Assets to which Seller is a party or by which Seller is bound is in full force and effect in accordance with its terms.

     3.12  No Violation of Law. Seller has not been and shall not be as of the
           -------------------
Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in material violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales, referral or pricing practices.

     3.13  Material Changes. Since September 1, 1999, Seller has operated the
           ----------------
Business only in the ordinary course and in connection with the Assets or the
Business:

               (i) the Business has not incurred any presently existing obligation or liability, whether absolute or contingent, except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business none of which, individually or in the aggregate involves more than $5,000 in payments or liabilities in a twelve (12) month period;

               (ii) the Business has not incurred any adverse changes in its financial condition, assets, properties, liabilities or business, other than changes in the ordinary course of business, none of which changes, in the aggregate, has been materially adverse;

               (iii) the Business has not lost any customers or business which, taken as a whole, would have a material adverse effect on the Business or the Assets; and

               (iv) the Business has not suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the Assets or the Business.

     3.14  Insurance. All of the insurance policies of Seller for the Business
           ---------
will be outstanding and in full force and effect on the Closing Date and are valid and enforceable. Seller is not in default with respect to the provisions of any such policies and has not failed to give any notice or present any material claim thereunder in a due and timely fashion. All of such policies are listed on Schedule 3.14.

     3.15  Consents. Except for the Premises Lease and the Leases, no consent,
           --------
approval or authorization of any governmental authority or other persons or entities is required in connection with the execution, delivery or performance of this Agreement by Seller and the consummation of the transactions contemplated herein, other than corporate authority on behalf of Seller. Seller will diligently pursue and obtain any and all necessary consents required for the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including any consents necessary for the valid and effective assignment to Purchaser of the Premises Lease and the Leases.

     3.16  Environmental, Health and Safety Laws.  In the conduct of the
           -------------------------------------
Business and the operation and use of the Assets, Seller is and as of the Closing Date will be, in compliance in all material respects with all of the requirements of all applicable federal, state and local environmental, health or safety laws, regulations, permits and administrative or judicial orders and decrees, as such laws may be amended or modified ("Environmental/Health Laws"), and Seller is not: (a) the subject of any governmental evaluations or investigation; or (b) the subject of any federal or state investigation or administrative proceeding evaluating whether any remedial action is necessary to respond to the release of any hazardous substance, as defined pursuant to any Environmental Law. In the conduct of the Business and the operation and use of the Assets, Seller has not been issued, and Seller is not obligated under law to obtain any license, permit or permission relevant to the Business and relating to the generation, handling, storage, transportation or disposal of any hazardous substance.

     3.17  Employee Benefits.
           -----------------

           (a) The Seller does not have any material obligation, contingent or otherwise, under any professional services agreement, consulting or non-compete agreement, employment contract, employment agreement or collective bargaining agreement, or any other agreement or plan providing for any benefits, liabilities or obligations or any disability plans or policies or any pension or retirement plans, stock bonus, savings, bonus plan, or non-terminable employment arrangement, group insurance, group hospitalization or any other employee benefit plan, except as listed on Schedule 3.17 (the "Benefit Plans"). With the exception of the Benefit Plans, Seller does not maintain, participate in, or contribute to any "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including without limitation any such plan intended to be a "qualified" plan under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code") or any multi-employer employee pension benefit plan within the meaning of
Section 414(f) of the Code or Section 3(37) of ERISA).

           (b) Seller does not maintain any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), except the plans listed in
Schedule 3.17 (the "Welfare Plans"). Except as listed in Schedule 3.17, the Welfare Plans comply in all material respects with ERISA and the Code, including the health plan continuation coverage requirements added by the Consolidated Budget Reconciliation Act of 1986.

           (c) All accrued contributions and other payments under the Benefit and Welfare Plans (collectively, the "Plans") required to be made by or on behalf of Seller for all periods ending on the Closing Date have been fully paid or there are reserves sufficient to fund all unfunded liabilities incurred thereunder through the Closing Date.

           (d) (1) Seller has performed all obligations required to be performed by it under the Plans, (2) all Plans are, and have been, in compliance, in all material respects, with the requirements prescribed by statutes (including but not limited to ERISA and the Code) orders, or governmental rules or regulations applicable to such Plans, (3) Seller has not engaged in any "prohibited transaction" as such term is defined in section 4975 of the Code or section 406 of ERISA, which could, following the Closing Date, subject any Plan (or its related trust), Seller or any of their officers, directors or employees, Purchaser or any of its officers, directors or employees to the tax or penalty imposed under section 4975 of the Code or section 502(k) of ERISA and, (4) there are no actions, suits or claims pending or threatened (other than routine claims for benefits), or which could reasonably be expected to be asserted, against any Plan or against its assets, or against Seller with respect to a Plan.

           (e) Purchaser shall have no liability with respect to any Benefit or Welfare Plan or with respect to any claims relating thereof.

     3.18  Employees. Except as disclosed in writing by Seller to Purchaser,
           ---------
there are no employment agreements or compensation agreements or understandings in effect with respect to any employees of the Business. There are no employment-related claims, lawsuits, or administrative proceedings pending or, to the knowledge of Seller, threatened with respect to any employee or former employee of Seller.

     3.19  Representations and Warranties.  No investigation or analysis or
           ------------------------------
inspection conducted by Purchaser pursuant to this Agreement shall in any way limit, modify, impair or affect any of the foregoing representations and warranties. All of the representations and warranties of Seller and Henderson herein shall be true and correct on and as of the Closing Date as if given and made on the Closing Date. No representation or warranty of Seller or Henderson contained herein or in any schedule furnished to Purchaser pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

     3.20  Books and Records.  All books, records and financial information
           -----------------
of Seller which have been provided to Purchaser for inspection are true, correct and complete, and contain no material omission with respect to the Business or operations or status of the Seller or the Assets.

                4.  PURCHASER'S REPRESENTATIONS AND WARRANTIES.
                    ------------------------------------------

     Purchaser represents and warrants to Seller as follows:

     4.1   Organization.  Purchaser is a corporation duly organized, legally
           ------------
existing and in good standing under the laws of its state of incorporation and has full corporate power, ability and authority (i) to enter into this Agreement and (ii) to carry out the other transactions and agreements contemplated hereby.

     4.2  Due Authorization. The execution, delivery and performance of this
          -----------------
Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser, fully enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of Purchaser's articles of incorporation or bylaws, or any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Purchaser; or (ii) result in any breach of or default under any material mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against the Purchaser.

     4.3  No Litigation. There are no existing suits, governmental proceedings,
          -------------
or litigation pending or, to the knowledge of Purchaser, threatened against the Purchaser or its properties which could materially affect the Assets, the Business, or the financial condition of Purchaser. Purchaser has not filed any voluntary petition in bankruptcy, nor has been served with or otherwise received notice of any involuntary petition in bankruptcy having been filed against Purchaser.

     4.4  Binding Effect; Authority.  Subject to the terms and conditions
          -------------------------
hereof, this Agreement, the Employment Agreements and the other closing documents constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws affecting generally the rights of creditors and by general principles of equity.

     4.5  Representations and Warranties.  All of the representations and
          ------------------------------
warranties of the Purchaser herein shall be true and correct on and as of the Closing Date as if given and made on the Closing Date. No representation or warranty of Purchaser contained herein or in any schedule furnished to pursuant hereto contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                  5.    REPRESENTATIONS AND WARRANTIES OF GDI
                        -------------------------------------

     GDI hereby represents and warrants to Seller as follows:

     5.1  Organization; Power; Qualification.  GDI is a corporation duly
          ----------------------------------
organized, validly existing and in good standing under the laws of its state of incorporation. GDI has the corporate power and authority to own or lease and operate its properties to carry on its business as now being conducted, and is duly qualified and in good standing and authorized to do business as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.

     5.2  Authority.
          ---------

     (a) All corporate or other action required to be taken by GDI to authorize the execution, delivery and performance of this Agreement and its obligations hereunder, has been duly and validly taken and shall be in full force and effect on and as of the Closing Date. This Agreement, together with any other documents, agreements, certificates or writings contemplated herein represent the valid, legal and binding obligations of GDI in accordance with their respective terms.

     (b) Neither the execution nor the deliver of this Agreement or any other agreement referred to herein by GDI, nor the performance by GDI of its obligations thereunder, does or will constitute a violation of, or with notice or lapse of time, or both, result in a breach or default under (including the right to accelerate any amounts due by GDI thereunder): (i) the Articles of Incorporation or by-laws of GDI; (ii) any material contract, indenture or agreement to which GDI is a party; (iii) any judgment, decree or order of any court or governmental authority or agency to which GDI is a party or by which GDI or its properties are bound; or (iv) any statute, law, regulation or rule applicable to GDI.

     5.3  Consents.  No authorization, approval, or consent of and no
          --------
registration or filing with, any governmental or regulatory official body or authority is required in connection with the execution, delivery or performance by GDI of this Agreement.

     5.4  GDI Shares.  The GDI Shares, when issued and delivered as
          ----------
contemplated by this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. None of the GDI Shares is subject to any liens or other rights, and there are no options, warrants, purchase agreements, put agreements, call agreements or other agreements to which GDI is a party which relate to or affect the transfer of the GDI Shares.

     5.5  Capitalization.  The authorized capital stock of GDI consists of
          --------------
800 million shares of common stock, no par value, of which a total of _____ million shares are presently issued and outstanding, and 100 million shares are reserved for issuance under employee and executive incentive plans; ______ shares of Preferred Stock, none of which has been issued or is outstanding. Based upon the representations and warranties of the Seller in Section 2.4(b) herein, the GDI Shares will be issued to Seller in compliance with applicable and available exemptions from the registration requirements of the Securities Laws.

     5.6  Litigation.  There is no litigation, arbitration or other similar
          ----------
proceeding pending or, to the knowledge of GDI, threatened, against or affecting GDI, its properties or rights or which pertains to the transactions contemplated by this Agreement and which would have a material adverse effect on GDI or its consolidated financial condition. GDI is not a party or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitration, or governmental or regulatory official body or authority which may adversely affect GDI or the transactions contemplated hereby.

     5.7  SEC Filings.  During 1999, GDI has filed all periodic and other
          -----------
reports and information required to be filed by GDI with the Commission pursuant to The Securities Exchange Act of 1934, as amended. All of such reports did not contain or will not contain any untrue statement of a material fact or omit or state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of GDI included in such documents and reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects according to generally accepted accounting principles, the financial position of GDI as of the date thereof and the results of its operations and its cash flows for the period then ended, in the case of the unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of complete footnote disclosures.

     5.8  Correctness of Representations.  No representation or warranty of
          ------------------------------
GDI in this Agreement or in any statement, certificate or schedule furnished by GDI pursuant hereto, contains or, on the Closing Date will contain, any untrue statement of a material fact or omits or, on the Closing Date will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, representations, warranties, certificates and schedules will be true and complete on and as of the Closing Date as though made on that date.

                       6.  SURVIVAL AND INDEMNIFICATION.
                           ----------------------------

     6.1  Survival.  All representations warranties, agreements and covenants
          --------
made and given herein shall survive the execution and delivery of this Agreement and the Closing.

     6.2  Indemnification.  Each party ("Indemnitor") shall indemnify and
          ---------------
save the other ("Indemnitee") harmless from any actions, claims, losses, damages, demands or expense (including without limitation all court costs and reasonable attorney's fees on account thereof) suffered or incurred by the Indemnitee, its respective successors, heirs, personal representatives or assigns, arising from (i) any untruthfulness of any representation made by the Indemnitor in this Agreement or in any document delivered to Indemnitee by or on behalf of Indemnitor pursuant to this Agreement, or (ii) breach of any covenant or warranty of the Indemnitor contained in this Agreement or in any document delivered to Indemnitee by or on behalf of Indemnitor pursuant to this Agreement. The Indemnitee shall notify the Indemnitor promptly of any written actions, claims or demands against the Indemnitee of which the Indemnitor is responsible hereunder. Each party shall cooperate fully with the other, and the Indemnitor shall control such defense and the right to litigate, settle, appeal (provided it pays the cost of any required appeal bond), compromise or otherwise deal with any such claim or resulting judgment; provided that such settlement, compromise or other resolution of such claim does not result in any liability to the Indemnitee.

     6.3  No Brokers.  The Seller, the Purchaser and GDI each represent to
          ----------
the other that no broker was involved in, or is owed any commission pursuant to, this Agreement or the consummation of any transactions associated therewith. Each party shall indemnify and hold the other Party harmless from the commission, fee or claim of any person employed or retained or claiming to be employed or retained by the former to bring about, or to represent it in, the transactions contemplated hereby.

                                  7.  CLOSING
                                      -------

     7.1  Date and Place of Closing.   The Closing shall take place on
          -------------------------
_______________, 1999, at the offices of GDI, 1609 Chantilly Road, Atlanta, Georgia 30324 simultaneously with the execution and delivery of this Agreement and shall be effective as of 12:00 midnight, Atlanta, Georgia time on such date.

     7.2  Seller's Obligations at Closing. At the time of Closing, Seller shall
          -------------------------------
deliver to the Purchaser:

                    7.2.1 Executed bills of sale and other instruments in a form satisfactory to Purchaser and its counsel as may be necessary to transfer all of the Assets to the Purchaser and to consummate the transactions called for by this Agreement;

                    7.2.2 possession of the Premises, together with the keys thereto;

                    7.2.3 an incumbency certificate in form satisfactory to Purchaser's counsel;

                    7.2.4  the executed Employment Agreements; and

                    7.2.5 such other agreements, assignments, certificates and documents as Purchaser may reasonably require in order to consummate the transactions contemplated herein.

     7.3  Purchaser's Obligations at Closing. At the time of Closing, Purchaser
          ----------------------------------
and GDI shall deliver to Seller:

                    7.3.1  Purchaser's incumbency certificate;

                    7.3.2 copies of resolutions adopted by the board of directors of the Purchaser authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by a secretary of assistant secretary of Purchaser;

                    7.3.3 the cash portion of the purchase price and the GDI Shares; and

                    7.3.4 such other agreements, assignments, certificates and documents as Seller may reasonably require in order to consummate the transactions contemplated herein.

                            8.  GENERAL PROVISIONS
                                ------------------

     8.1  Termination of Employees.  On the Closing Date, Seller shall
          ------------------------
terminate the employment of all of its employees, effective as of the Closing Date. Seller shall be solely responsible for any and all employee benefits, including without limitation, severance, vacation or termination pay, any taxes, unemployment claims, workers' compensation claims and any and all similar matters. Purchaser intends to hire all of such employees as of the Closing Date.

     8.2  No Waivers.  No party shall be deemed to waive any of its rights,
          ----------
powers or remedies hereunder unless such waiver is in writing and signed by said Party. No delay or omission by any Party in exercising any of said rights, powers, or remedies shall operate as a waiver thereof. Nor shall a waiver signed by any Party or any breach of the covenants, conditions or agreements binding on the other Party on one occasion be construed as a waiver or consent to such breach on any future occasion or a waiver of any other covenant, condition, or agreement herein contained.

     8.3  Assignment. No portion of this Agreement may be assigned by either
          ----------
Party, and any attempt to do so shall be null and void. No person or entity not a party hereto shall have any interest herein or be deemed a third party beneficiary hereof, and nothing herein contained shall be construed to create any rights enforceable by any other person or third party.

     8.4  Binding Agreement. This Agreement shall be binding upon and inure to
          -----------------
the benefit of the Parties and their respective legatees, distributees, legal representatives, successors and assigns.

     8.5  Severability.  Any provision of this Agreement held or determined
          ------------
by a court (or other legal authority) of competent jurisdiction to be illegal, invalid or unenforceable in any jurisdiction shall be deemed separate, distinct and independent, and shall be ineffective to the extent of such holding or determination without (i) invalidating the remaining provisions of this Agreement in that jurisdiction or (ii) affecting the legality, validity or enforceability of such provision in any other jurisdiction.

     8.6  Time of Essence.  Time is of the essence of this Agreement.
          ---------------

     8.7  Captions Headings.  Captions and paragraph headings used in this
          -----------------
Agreement are for convenience only and shall not be used to interpret any provision hereof.

     8.8  Entire Agreement. This Agreement constitutes the entire agreement and
          ----------------
understanding of the Parties with respect to the subject matter hereof, and is intended as the Parties' final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, and may be amended or modified only be an instrument in writing signed by both Parties.

     8.9   Notices.  Any notice required or permitted to be given hereunder
           -------
shall be (a) in writing, (b) effective on the first business day following the date of receipt, and (c) delivered by one of the following means: (i) by facsimile, e-mail or personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid. All notices given under this Agreement shall be addressed, in the case of Seller, as follows:

              Rob & Sabrina Ballard
           ---------------------------------
              344 So. Wall Street
           ---------------------------------
              Calhoun, GA 30701
           ---------------------------------
           _________________________________


and, in the case of Purchaser or GDI, as follows:

           Grace Development, Inc.
           1609 Chantilly Rd.
           Atlanta, Georgia 30324
           Attn: Mr. James Blanchard, President

or to such other addresses of which the Parties have been advised in writing by any of the above-described means. Personal delivery to a Party or to any officer, partner, agent, or employee of such Party at its address herein shall constitute receipt. The following shall also constitute receipt: (i) a Party's rejection or other refusal to accept notice, and (ii) the inability to deliver to a Party because of a changed address of which no notice has been received by the other Party. Notwithstanding the foregoing, no notice of change of address shall be effective until ten (10) days after the date of receipt thereof. This Section shall not be construed in any way to affect or impair any waiver of notice or demand herein provided.

     8.10  Remedies Cumulative and Nonexclusive.  Unless stated otherwise,
           ------------------------------------
all remedies provided for in this Agreement shall be cumulative, nonexclusive and in addition to, but not in lieu of, any other remedies available to either Party at law, in equity, or otherwise.

     8.11  Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the laws of the State of Georgia.

     8.12  Pronouns.  Pronouns used herein shall be construed as masculine,
           --------
feminine, or neuter, and both singular and plural, as the context may require, and the term "person" shall include an individual, corporation, association, partnership, trust, and other organization.

     8.13  References to Other Documents. All references herein to any document,
           -----------------------------
instrument, or agreement shall be deemed to refer to such document, instrument, or agreement as the same may be amended, modified, restated, supplemented, or replaced from time to time.

     8.14  Counterparts.  This Agreement may be executed in multiple
           ------------
counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

     8.15  Expenses. All expenses and fees of the parties hereto relating to
           --------
this transaction shall be paid by the party incurring them.

     8.16  Bulk Sales.  All parties hereby indemnify and agree to hold each
           ----------
other harmless from any failure to comply with the Bulk Sales Law as enacted in Georgia.

     IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement the day and year first above written.


                                             /s/ Robert Ballard
                                             --------------------------------
                                             Rob Ballard


                                             /s/ Sabrina Ballard
                                             --------------------------------
                                             Sabrina Ballard
                                             d/b/a NORTHWEST GEORGIA INTERNET


                                             NEW MILLENIUM MULTIMEDIA, INC.


                                             By: /s/ James Blanchard
                                                -----------------------------
                                             Name:   James Blanchard
                                                  ---------------------------
                                             Title:  President
                                                   --------------------------



                                             GRACE DEVELOPMENT, INC.


                                             By: /s/ Richard Granville III
                                                -----------------------------
                                             Name:   Richard Granville III
                                                  ---------------------------
                                             Title:  CEO
                                                   --------------------------